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                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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                                                                         YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------
                                                               1997     1996      1995      1994      1993
                                                              ------   -------   -------   -------   -------
COMPUTATION OF EARNINGS
Net income..................................................  $  919   $   783   $   825   $   853   $   710
Add: Provision for income taxes.............................     426       360       368       430       374
Less: Extraordinary net gain................................      --        --        36        --        --
                                                              ------   -------   -------   -------   -------
    Income before income taxes and extraordinary net gain...   1,345     1,143     1,157     1,283     1,084
Fixed charges, excluding interest on deposits...............   1,085       810       819       513       345
                                                              ------   -------   -------   -------   -------
    Total earnings for computation, excluding interest on
       deposits.............................................   2,430     1,953     1,976     1,796     1,429
Interest on deposits........................................   1,462     1,469     1,705     1,325     1,233
                                                              ------   -------   -------   -------   -------
    Total earnings for computation, including interest on
       deposits.............................................  $3,892   $ 3,422   $ 3,681   $ 3,121   $ 2,662
                                                              ======   =======   =======   =======   =======

COMPUTATION OF FIXED CHARGES
Net rental expense..........................................    $123      $126      $117      $124      $130
                                                              ======   =======   =======   =======   =======
Portion of net rental expense deemed representative of
  interest..................................................  $   30   $    42   $    39   $    41   $    43
Interest on short-term borrowed funds.......................     642       492       519       334       175
Interest on long-term debt..................................     364       273       261       138       127
Distributions on capital securities.........................      49         3        --        --        --
                                                              ------   -------   -------   -------   -------
    Total fixed charges, excluding interest on deposits.....   1,085       810       819       513       345
Interest on deposits........................................   1,462     1,469     1,705     1,325     1,233
                                                              ------   -------   -------   -------   -------
    Total fixed charges, including interest on deposits.....  $2,547   $ 2,279   $ 2,524   $ 1,838   $ 1,578
                                                              ======   =======   =======   =======   =======

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --   $    12   $    23   $    24   $    28
Total fixed charges, excluding interest on deposits.........  $1,085       810       819       513       345
                                                              ------   -------   -------   -------   -------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................   1,085       822       842       537       373
Interest on deposits........................................   1,462     1,469     1,705     1,325     1,233
                                                              ------   -------   -------   -------   -------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $2,547   $ 2,291   $ 2,547   $ 1,862   $ 1,606
                                                              ======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    2.24X     2.41x     2.42x     3.50x     4.15x
Including deposit interest..................................    1.53X     1.50x     1.46x     1.70x     1.69x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS
Excluding deposit interest..................................    2.24X     2.38x     2.35x     3.34x     3.84x
Including deposit interest..................................    1.53X     1.49x     1.45x     1.68x     1.66x
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